Exhibit 3.1

CERTIFICATE OF CHANGE

OF

PALL CORPORATION

Under Section 805-A of the N.Y. Business Corporation Law

FIRST: The name of the corporation is: Pall Corporation

The name under which the corporation was formed is: Micro Metallic Corporation

SECOND: The certificate of incorporation was filed with the Department of State on July 31, 1946.

THIRD: The change effected by this certificate of change is as follows:

Paragraph 5 of the certificate of incorporation relating to Pall Corporation is hereby changed to read as follows:

The office of the corporation is to be located in the County of Nassau. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him or her is 25 Harbor Park Drive, Port Washington, New York 11050.

FOURTH: The change was authorized by unanimous written consent of the Executive Committee of the Board of Directors pursuant to Section 803(b) of the New York Business Corporation Law and Section 3.09(d) of the Pall Corporation By-Laws.

IN WITNESS WHEREOF, the undersigned have subscribed this certificate this 30th day of August, 2010.

/s/ Eric Krasnoff
Eric Krasnoff
Chairman & CEO

/s/ Sandra Marino
Sandra Marino
Secretary